Exhibit 99.1

Pactiv Evergreen Reports Third Quarter 2020 Financial Results

Completes September IPO and October Debt Refinancing

Strategic Investment Program Continues to Support Growth and Productivity

LAKE FOREST, Ill., Nov. 11, 2020 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the third quarter 2020 ended September 30, 2020.

John McGrath, Chief Executive Officer of Pactiv Evergreen, “Our third quarter reflects hard work from all of our team members especially as they worked through the challenges brought on by the pandemic. I want to thank them all for their dedication and focus providing industry-leading solutions to our customers. We are pleased that our third quarter 2020 Adjusted EBITDA performed near to the year ago period, recovering well from the lows of the second quarter of 2020.”

McGrath continued, “Whilst challenges around COVID-19 remain, we go into the last quarter of the year with financial flexibility and a stronger balance sheet, and we continue to drive improvement across our business through our strategic investment program. As we move forward, we will continue to grow by focusing on markets and products that we believe will thrive throughout and post the COVID-19 pandemic.”

Third Quarter 2020 Financial Highlights:

•	Net Revenues of $1,195 million for the third quarter of 2020 compared to $1,306 million in the prior year period

•	Net Loss from Continuing Operations of $143 million for the third quarter of 2020 compared to a net loss of $35 million in the prior year period. Net Loss from Continuing Operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below. In particular, the Company recorded a $105 million non-cash tax valuation allowance

•	Adjusted EBITDA of $173 million for the third quarter of 2020 compared to $177 million in the prior year period[1]

Third Quarter 2020 Results

Net revenues in the third quarter of 2020 were $1,195 million compared to $1,306 million in the prior year period. The decrease was primarily driven by lower volume largely due to the unfavorable impact from the COVID-19 pandemic, as well as, lower pricing mainly due to lower raw material costs passed through to customers.

Net Loss from Continuing Operations increased $108 million to $143 million in the third quarter of 2020 compared to $35 million in the third quarter of 2019. The increase in Net Loss from Continuing Operations was primarily driven by higher significant and/or unusual items including higher income tax expense of $42 million driven by a $105 million deferred tax valuation allowance charge in the current quarter due to current views around the future usage of our deferred tax assets, higher foreign exchange losses on cash of $59 million, higher related party management fees of $41 million and higher strategic review and transaction related costs of $23 million, partially offset by lower restructuring and impairment charges of $35 million and non-cash pension income of $18 million. Additionally, underlying operational performance was impacted by higher manufacturing costs driven by planned mill outage timing, lower volume driven by the impact of the COVID-19 pandemic and lower pricing, partially offset by favorable raw material costs, net of lower costs passed through to customers, favorable net logistics costs and lower employee-related costs.

Adjusted EBITDA was $173 million in the third quarter of 2020 compared to $177 million in the third quarter of 2019. The slight decline was primarily due to higher manufacturing costs driven by planned mill outages, lower volume driven by the COVID-19 pandemic and lower pricing, partially offset by favorable raw material costs, net of lower costs passed through to customers, favorable logistics costs and lower employee-related costs.

Key Segment Results (compared to the third quarter of 2019)

Foodservice

•	Net revenues decreased $73 million, or 13%
•	Adjusted EBITDA decreased $8 million, or 9%

The decrease in net revenues was primarily driven by lower sales volume due to market contraction from the impact of the COVID-19 pandemic, as well as lower pricing primarily due to lower raw material costs passed through to customers.

The decline in Adjusted EBITDA was primarily driven by lower sales volume due to the impact of the COVID-19 pandemic and higher manufacturing costs, partially offset by lower raw material costs and lower logistics costs due to lower sales volume and favorable freight rates.

Food Merchandising

•	Net revenues increased $3 million, or 1%

•	Adjusted EBITDA increased $16 million, or 29%

The increase in net revenues was primarily driven by favorable pricing, partially offset by lower costs passed through to customers, an unfavorable foreign currency impact and lower volume.

The increase in Adjusted EBITDA was primarily driven by favorable material costs, net of lower costs passed through to customers,

partially offset by lower sales volume.

Beverage Merchandising

•	Net revenues decreased $40 million, or 10%

•	Adjusted EBITDA decreased $21 million, or 47%

The decrease in net revenues was primarily due to lower sales volume and lower pricing due to the impact of the COVID-19 pandemic.

The decrease in Adjusted EBITDA was primarily driven by lower pricing and lower sales volume due to the impact of the COVID-19 pandemic, as well as increased manufacturing costs due to planned mill outages in the current year quarter. These items were partially offset by lower raw material costs, driven by wood supply as markets have returned to historical normalized levels from prior year weather-related increases and lower employee-related expenses.

Year to Date Financial Results (nine-months ended September 30, 2020)

•	Net Revenues of $3,514 million for the nine months ended September 30, 2020 compared to $3,888 million in the prior year period
•	Net Loss from Continuing Operations of $28 million for the nine months ended September 30, 2020 compared to a net loss of $100 million in the prior year period. Net Loss from Continuing Operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•	Adjusted EBITDA of $445 million for the nine months ended September 30, 2020 compared to $518 million in the prior year period

Net revenues for the nine months ended September 30, 2020 were $3,514 million compared to $3,888 million in the prior year period. The decrease was primarily due to lower sales volume across all segments, largely due to the unfavorable impact from the COVID-19 pandemic, as well as lower pricing mainly due to lower raw material costs passed through to customers.

Net Loss from Continuing Operations decreased $72 million to $28 million for the nine months ended September 30, 2020 compared to $100 million in the prior year period. The decrease in Net Loss from Continuing Operations was primarily driven by increased significant and/or unusual items including a favorable income tax benefit of $111 million driven primarily by the impacts of the CARES Act and a $105 million deferred tax valuation allowance charge in the current year, favorable non-cash pension income of $53 million and lower restructuring and impairment charges of $37 million, partially offset by higher related party management fees of $41 million, higher strategic review and transaction related costs of $37 million and higher foreign exchange losses on cash of $31 million. Additionally, underlying operational performance was impacted by lower sales volume due to the impact of the COVID-19 pandemic, higher manufacturing costs and lower pricing, partially offset by favorable material costs, net of lower costs passed through to customers, and lower net logistics costs.

Adjusted EBITDA was $445 million for the nine months ended September 30, 2020 compared to $518 million in the prior year period. This was primarily due to lower sales volume due to the impact of the COVID-19 pandemic, higher manufacturing costs and lower pricing. These items were partially offset by favorable material costs, net of lower costs passed through to customers, and lower logistics costs.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents was $1,756 million as of September 30, 2020

•	Total outstanding debt was $5,198 million at September 30, 2020. Total Net Debt[2] was $3,442 million at September 30, 2020.

•	For the year to date period ended September 30, 2020, capital expenditures related to our strategic investment program totaled $76 million.

•	Net working capital totaled $872 million at September 30, 2020 compared to $882 million at December 31, 2019. The decrease was primarily due to lower accounts receivable and lower inventories due to lower sales, partially offset by lower accounts payable due to lower purchases and timing of payments.

Successful Initial Public Offering and Debt Refinancing

Preceding the quarter end, on September 17, 2020, the Company priced its initial public offering (“IPO”) in which it issued 41,026,000 shares of common stock. Subsequent to the IPO, there were 175,434,000 shares of common stock outstanding. The IPO price was $14.00 per share for net proceeds of approximately $546 million, after deducting underwriting discounts and commissions and other expenses. The Company used the net proceeds from the IPO, cash on hand, along with the proceeds from the issuance of $1,000 million of 4.000% senior secured notes and $1,250 million of new term loans, to successfully repay $3,400 million of borrowings during October 2020.

On October 20, 2020, 1,723,710 shares of the optional shares pursuant to the IPO underwriting agreement were issued at $14.00 per share, resulting in net proceeds after expenses of $23 million.

Outlook

The Company expects ongoing impacts from the COVID-19 pandemic including continued softened demand in its Foodservice and Beverage Merchandising segments, as well as continued elevated operating costs to maintain and improve service to customers. The Company’s Strategic Investment Program is on track related to both capital expenditures and benefits realized.

With this in mind, the Company expects the following financial results for the full year 2020:

•	Full year revenue between $4,710 million and $4,755 million, driven by all three segments;

•	Adjusted EBITDA between $615 million and $630 million, reflecting lower Beverage Merchandising EBITDA, offset by improved performance from other segments; and

•	Capital expenditures between $240 million and $280 million.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results November 12, 2020 at 8:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-407-0789 from the U.S. and 201-689-8562 internationally, and entering confirmation code 13711848. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://www.pactivevergreen.com under “Events.”

About Pactiv Evergreen Inc. (NASDAQ: PTVE)

Pactiv Evergreen Inc. is a manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America and certain international markets. It supplies its products to a broad and diversified mix of companies, including full service restaurants and quick service restaurants, foodservice distributors, supermarkets, grocery and healthy eating retailers, other food stores, food and beverage producers, food packers and food processors.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fiscal year 2020 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financia performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent our final prospectus filed with the Securities and Exchange Commission on September 18, 2020 pursuant to Rule 424(b)(4).

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our final prospectus filed with the Securities and Exchange Commission on September 18, 2020 pursuant to Rule 424(b)(4). Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

Investors

ICR

Ashley DeSimone

Ashley.DeSimone@icrinc.com

646.677.1827

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Net revenues	$1,195	$1,306	$3,514	$3,888
Cost of sales	(1,011)	(1,100)	(2,982)	(3,249)
Gross profit	184	206	532	639
Selling, general and administrative expenses	(116)	(104)	(358)	(341)
Goodwill impairment charges	(6)	(16)	(6)	(16)
Restructuring, asset impairment and other related charges	(14)	(39)	(18)	(45)
Other (expense) income, net	(79)	2	(48)	(7)
Operating (loss) income from continuing operations	(31)	49	102	230
Non-operating income (expense), net	17	—	50	(2)
Interest expense, net	(87)	(84)	(275)	(312)
(Loss) from continuing operations before tax	(101)	(35)	(123)	(84)
Income tax (expense) benefit	(42)	—	95	(16)
Net loss from continuing operations	(143)	(35)	(28)	(100)
(Loss) income from discontinued operations, net of income
taxes	(216)	91	(234)	270
Net (loss) income	(359)	56	(262)	170
Net income attributable to non-controlling interests	—	—	(1)	(1)
Net (loss) income attributable to Pactiv Evergreen Inc. common stockholders	$(359)	$56	$(263)	$169

(Loss) earnings per share attributable to Pactiv Evergreen Inc. common stockholders

From continuing operations
Basic	$(1.03)	$(0.26)	$(0.22)	$(0.75)
Diluted	$(1.03)	(0.26)	$(0.22)	$(0.75)
From discontinued operations
Basic	$(1.56)	$0.67	$(1.72)	$2.01
Diluted	$(1.56)	$0.67	$(1.72)	$2.01
Total
Basic	$(2.59)	$0.41	$(1.94)	$1.26
Diluted	$(2.59)	$0.41	$(1.94)	$1.26

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(unaudited)

	As of	As of
	September	December 31,
	30,
	2020	2019
Assets
Cash and cash equivalents	$1,756	$1,155
Accounts receivable	425	445
Related party receivables	57	—
Inventories	744	753
Other current assets	172	119
Assets held for sale or distribution	23	1,232
Total current assets	3,177	3,704
Property, plant and equipment, net	1,666	1,703
Operating lease right-of-use assets, net	237	191
Goodwill	1,760	1,766
Intangible assets, net	1,104	1,147
Deferred income taxes	11	21
Related party receivables	—	339
Other noncurrent assets	221	161
Noncurrent assets held for sale or distribution	41	7,143
Total assets	$8,217	$16,175
Liabilities
Accounts payable	$297	$316
Related party payables	21	30
Current portion of long-term debt	2	3,587
Current portion of operating lease liabilities	55	47
Income taxes payable	16	14
Accrued and other current liabilities	342	418
Liabilities held for sale or distribution	8	485
Total current liabilities	741	4,897
Long-term debt	5,196	7,043
Long-term operating lease liabilities	198	157
Deferred income taxes	504	150
Long-term employee benefit obligations	678	730
Other noncurrent liabilities	150	124
Noncurrent liabilities held for sale or distribution	—	992
Total liabilities	$7,467	$14,093
Equity
Common stock	—	—
Additional paid in capital	580	103
Accumulated other comprehensive loss	(386)	(518)
Retained earnings	554	2,494
Total equity attributable to Pactiv Evergreen Inc. common stockholders	748	2,079
Non-controlling interests	2	3
Total equity	$750	$2,082
Total liabilities and equity	8,217	16,175

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	For the Nine Months Ended
	September 30,
	2020	2019
Cash provided by (used in) operating activities
Net (loss) income	$(262)	$170
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	391	484
Deferred income taxes	310	3
Unrealized gains on derivatives	(3)	(15)
Goodwill impairment charges	6	25
Other asset impairment charges	15	98
(Gain) loss on disposal of businesses and other assets	(8)	23
Non-cash portion of employee benefit obligations	(44)	9
Non-cash portion of operating lease expense	78	81
Other non-cash items, net	(2)	(2)
Change in assets and liabilities:
Accounts receivable, net	(4)	(62)
Inventories	(29)	(85)
Other current assets	—	33
Accounts payable	24	(31)
Operating lease payments	(75)	(78)
Income taxes payable	(121)	(55)
Accrued and other current liabilities	(76)	2
Other assets and liabilities	70	(37)
Net cash provided by operating activities	270	563
Cash provided by (used in) investing activities
Acquisition of property, plant and equipment and intangible assets	(329)	(467)
Proceeds from sale of property, plant and equipment	1	21
Disposal of businesses, net of cash disposed	8	(4)
Proceeds from related party loan repayment	—	5
Net cash used in investing activities	(320)	(445)
Cash provided by (used in) financing activities
Long-term debt proceeds	5,614	—
Long-term debt repayments	(5,473)	(27)
Financing transaction costs on long-term debt	(35)	—
Premium on redemption of long-term debt	(2)	—
Net proceeds from issue of share capital	546	—
Cash held by Reynolds Consumer Products & Graham Packaging Company at the time of
distribution	(110)	—
Other financing activities	(4)	(2)
Net cash provided by (used in) financing activities	536	(29)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(15)	(3)
Increase (decrease) in cash, cash equivalents and restricted cash	471	86
Cash, cash equivalents and restricted cash as of beginning of the period	1,294	786
Cash, cash equivalents and restricted cash as of end of the period[3]	$1,765	$872

3 – includes $9 million and $87 million of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of September 30, 2020 and September 30, 2019, respectively.

Pactiv Evergreen Inc.

Segment Results

(in millions)

	Foodservice	Food Merchandising	Beverage Merchandising
Reportable segment net revenues
Three months ended September 30, 2020	$473	$354	$361
Three months ended September 30, 2019	$546	$351	$401
Adjusted EBITDA
Three months ended September 30, 2020	$81	$72	$24
Three months ended September 30, 2019	$89	$56	$45

	Foodservice	Food Merchandising	Beverage Merchandising
Reportable segment net revenues
Nine months ended September 30, 2020	$1,351	$1,046	$1,106
Nine months ended September 30, 2019	$1,630	$1,037	$1,188
Adjusted EBITDA
Nine months ended September 30, 2020	$170	$186	$112
Nine months ended September 30, 2019	$262	$161	$142

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense and strategic review and transaction-related costs. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2020, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile the expected Adjusted EBITDA to net income under “Fiscal Year 2020 Guidance” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.

Please see reconciliations of Non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Pactiv Evergreen Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Net loss from continuing operations (GAAP)	$(143)	$(35)	$(28)	$(100)
Income tax expense (benefit)	42	—	(95)	16
Interest expense, net	87	84	275	312
Depreciation and amortization	73	68	213	198
Goodwill impairment charges	6	16	6	16
Restructuring, asset impairment and other related charges	14	39	18	45
Loss on sale of businesses and noncurrent assets	1	13	1	24
Non-cash pension income	(18)	—	(55)	(2)
Operational process engineering-related consultancy costs	3	5	12	18
Related party management fee	44	3	49	8
Strategic review and transaction-related costs	24	1	39	2
Foreign exchange losses (gains) on cash	42	(17)	14	(17)

Unrealized losses (gains) on derivatives	(1)	1	(3)	(6)
Other	(1)	(1)	(1)	4
Adjusted EBITDA from continuing operations (Non-GAAP)	$173	$177	$445	$518

1 Adjusted EBITDA is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

2 Net Debt is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.